IN THE UNITED STATES BANKRUPTCY COURT
                 SOUTHERN DISTRICT OF FLORIDA
                   WEST PALM BEACH DIVISION


In re:

eCOM eCOM.COM, INC.
Chapter 11
      Debtor,
                                    Case No. 04-35435-BKC-SHF




                         FIRST AMENDED
             JOINT PLAN OF REORGANIZATION OF DEBTOR
               AND AMERICAN CAPITAL HOLDINGS, INC.




KLUGER PERETZ KAPLAN & BERLIN
Michael D. Seese
201 South Biscayne Boulevard
1700 Miami Center
Miami, Florida 33131
Telephone: (305) 379-9000
Facsimile: (305) 379-3428

Counsel for Debtor

     -and-

SCHIFF HARDIN LLP
Michael Yetnikoff
6600 Sears Tower
Chicago, Illinois  60606
Telephone: (312) 258-5500
Facsimile: (312) 258-5600

Counsel for American Capital Holdings, Inc.


Dated:   January 3, 2007
     Miami, Florida


JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
      eComeCom.com, Inc. and American Capital Holdings, Inc. jointly propose the following plan of reorganization under section 1121(a) of the Bankruptcy Code:

ARTICLE I
DEFINITIONS
      As used in this Plan, the following terms shall have the respective meanings set forth below, and such meanings shall be equally applicable to the singular and plural forms of the terms defined unless the context requires otherwise.

      "ACH" shall mean American Capital Holdings, Inc.

      "Actions" shall mean all actions that a trustee or debtor-in-possession is empowered to bring pursuant to the Code, including, without limitation, any cause of action, lawsuit, adversary proceeding, contested matter, claim objection, Avoidance Action, or right of the Debtor or the Estate against any Person.

      "Administrative Claim" shall mean a claim for payment of an administrative expense under section 503 of the Code that is entitled to priority under section 507(a)(1) of the Code and any fees or charges assessed against the Estate pursuant to 28 U.S.C. section 1930.

      "Administrative Claimant" shall mean the holder of an Administrative
Claim.

     "Affiliate" shall mean with respect to any Person, any other Persons that would fall within the definition assigned to such term in section 101(2) of the Code, if such Person was a debtor in a case under the Code.

      "Allowed Amount" shall mean with respect to a Claim, (a) the amount of a Claim that was listed in the Debtor's Schedules (as originally filed in this Case) as not disputed, contingent or unliquidated, if the holder of such Claim has not filed a proof of claim with the Court within the applicable period of limitation fixed by the Court pursuant to Rule 3003(c)(3) of the Rules, or (b) if a holder of a Claim has filed a proof of claim with the Court within the applicable period of limitation fixed by the Court pursuant to 3003(c)(3) of the
Rules: (i) the amount stated in such proof of claim or in the Schedules if no objection to such proof of claim or amount listed in the Schedules has been interposed within the applicable period of limitation fixed by the Code or Rules, or as otherwise fixed by the Court, or (ii) such amount as shall be fixed by an order of the Court which has become a Final Order, if an objection has been interposed within the applicable period of limitation fixed by the Code, the Rules, or the Court, or (c) with respect to a Fee Request, such amount as shall be fixed by an order of the Court which has become a Final Order. In no event shall the Allowed Amount of any Priority Claim or Unsecured Claim include interest accrued on such Claim after the Filing Date.

      "Allowed Claim" shall mean any Claim which is not a Disputed Claim for which an Allowed Amount has been finally determined in such Allowed Amount.

      "Allowed Equity Interest" shall mean any Equity Interest, as of the Distribution Record Date, which has not been timely disputed, or if timely disputed, which has been allowed by order of the Court which has become a Final Order.

      "Allowed Priority Tax Claim" shall mean an Allowed Claim entitled to priority under section 507(a)(8) of the Code.

      "Article" shall mean one of the numbered Articles of the Plan.

      "Assets" shall mean all of the right, title, and interest of the Debtor in and to Property of the Estate, whether tangible or intangible.

      "Assumed Contract" shall mean an Executory Contract (as modified or amended pursuant to the Plan, prior order of the Court, or by agreement of the parties) that is assumed by the Debtor pursuant to the Plan.

      "Assumption List" shall mean the list of executory contracts and unexpired leases to be assumed pursuant to the Plan, if any, which shall be filed with the Clerk of the Court no later than ten (10) days prior to the commencement of the Confirmation Hearing.

      "Avoidance Actions" shall mean the Actions pursuant to Chapter 5 of the Code, including, without limitation, rights to recover property or money pursuant to sections 542-553 of the Code.

       "Ballots" shall mean the ballots upon which holders of Claims and Equity Interests in each Impaired Class of Claims and Equity Interests (if any) are entitled to vote on the Plan shall indicate their acceptance or rejection of the Plan and, if applicable, such other elections as may be made thereon are to be indicated, as well as the ballots on which the votes on the Plan of beneficial owners of common stock of eCom are summarized. Ballots shall include Class 3 Ballots, Class 4 Ballots and Master Ballots.

      "Ballot Deadline" shall mean shall mean the last day established by order of the Court for filing a Ballot with the Clerk of the Court.

       "Bar Date" shall mean November 3, 2005, the last date for creditors and holders of Equity Interests to file proofs of Claims or Equity Interests in this Case.

      "Business Day" shall mean a day other than a Saturday, a Sunday, or a day on which commercial banks in Miami, Florida are authorized or required to close.

      "By-Laws" shall mean the by-laws of the Reorganized Debtor in accordance with Section 7.02 of the Plan.

      "Case" shall mean this Chapter 11 Case No. 04-35435-BKC-SHF, pending before the United States Bankruptcy Court for the Southern District of Florida.

      "Cash" shall mean legal tender of the United States of America.

      "Charter" shall mean the certificate of incorporation of the Reorganized Debtor, in accordance with Section 7.02 of the Plan.

      "Claim" shall mean (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured; (c) without limiting the generality of the foregoing, all Administrative Claims, Priority Claims, Secured Claims, and Unsecured Claims.

      "Class" shall mean a group of Claims or Equity Interests classified together pursuant to Article IV of the Plan.

      "Class 1" shall mean the class of Other Priority Claims, as described, classified and treated in Section 4.01 of this Plan.

      "Class 2" shall mean the class of Secured Claims, as described, classified and treated in Section 4.02 of this Plan.

      "Class 3 Ballot" shall mean the Ballot for voting on the Plan by the holders of Class 3A and Class 3B Claims and on which holders of Class 3A Claims can make the Class 3A Election.

      "Class 3A" shall mean the class of Allowed Unsecured Claims, as described, classified and treated in Section 4.03A of this Plan.

      "Class 3B" shall mean the class of Allowed Unsecured Claims of Insiders, as described, classified and treated in Section 4.03B of this Plan.

      "Class 3A Election" shall mean the election described in section 4.03A of this Plan and to be made on the ballot distributed to holders of Class 3A Claims, pursuant to which each holder of an Allowed Unsecured Claim shall have the right to elect to receive a distribution in the form of either New Common Stock or Cash.

      "Class 4" shall mean the Allowed Equity Interests, as described, classified and treated in Section 4.04 of this Plan.

      "Class 4 Ballot" shall mean the Ballot for voting on the Plan by the holders of Class 4 Equity Interests.

      "Code" shall mean the Bankruptcy Code, 11 U.S.C. sections 101 et. seq.

      "Collateral" shall mean any property or interest in Property of the Estate of the Debtor subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Code or otherwise is invalid under the Code or applicable state law.

      "Confirmation" shall mean the entry by the Court of the Confirmation
Order.

      "Confirmation Date" shall mean the date on which the Clerk of the Court enters the Confirmation Order on the Docket.

      "Confirmation Hearing" shall mean a hearing held by the Court to consider Confirmation of the Plan pursuant to section 1128 of the Code.

      "Confirmation Order" shall mean the order entered by the Court confirming the Plan, which shall contain such provisions as the Proponents desire and shall otherwise be in a form and substance satisfactory to the Proponents.

      "Court" shall mean the United States Bankruptcy Court for the Southern District of Florida, including any Bankruptcy Judge thereof, and any court having competent jurisdiction to hear appeals from the Bankruptcy Judges thereof.

      "Creditor" shall mean any Person holding a Claim or Equity Interest, including Administrative Claimants and Claims of the kind specified in sections 502(b), 502(h), and 502(i) of the Code, and such Person's heirs, successors, assigns, executors, and personal representatives.

      "Debtor or Debtor-in-Possession" shall mean eComeCom.com, Inc. Any reference to the "Debtor" shall also include the Debtor in its capacities as a debtor-in-possession in this Case, and vice-versa.

      "DIP Financing" shall mean the debtor-in-possession financing extended to the Debtor by ACH in the amount of $100,000.

      "DIP Financing Orders" shall mean the (a) Initial Order Authorizing Debtor Obtain Post Petition Credit entered by the Court on June 14, 2005, and (b) Final Order Authorizing Debtor to Obtain Post Petition Credit entered by the Court on July 25, 2005, pursuant to which the Debtor was authorized to obtain the DIP Financing.

       "Disbursing Agent" shall mean Debtor's counsel, who shall be responsible for making Initial Distributions in accordance with the Plan.

       "Disclosure Statement" shall mean the Disclosure Statement filed by the Proponents in connection with the Plan and approved by the Court for submission to Creditors as the same may be amended from time to time.

      "Disputed Amount" shall mean with respect to a particular Disputed Claim, that amount which is equal to the difference, if any, between the Face Amount of such Claim and the amount, if any, of such Claim which the party objecting thereto concedes.

      "Disputed Claim" shall mean any Claim for which an Allowed Amount has not yet been determined, and with respect to which an objection has been interposed on or prior to the Confirmation Date or such other date as may be fixed by the Court and which objection has not been withdrawn or determined by a Final Order, or which is listed on the Schedules as disputed, contingent or unliquidated.

      "Disputed Claims Reserve" shall mean the Cash fund established by the Reorganized Debtor in accordance with the provisions of this Plan for the purposes of reserving Distributions to holders of Disputed Claims pending the determination and allowance, if applicable, thereof by Final Order of the Court.

       "Distribution" shall mean funds to be paid to holders of Claims pursuant to Article IV and Article V of the Plan.

      "Distribution Date" shall mean the dates upon which Distributions may be made pursuant to Article V of the Plan.

      "Distribution Record Date" shall mean the Ballot Deadline, as set by an order of the Bankruptcy Court and described in the Disclosure Statement, on which the Debtor or Reorganized Debtor, as the case may be, will cease processing transfers of Claims, and upon which Allowed Claims are determined for purposes of voting on, or receiving Distributions under, the Plan.

      "Docket" shall mean the docket maintained in this Case by the Clerk of the Court.

      "eCom" shall mean eComeCom.com, Inc., the Debtor in this Case.

      "Effective Date" shall mean the date upon which the last of the conditions precedent to the occurrence of the Effective Date set forth in Section 9.02 of the Plan occurs.

      "Equity Interest" shall mean any ownership or equity interest in the Debtor, including without limitation, interests evidenced by common or preferred stock, warrants, options, or other rights to purchase any ownership or equity interest in the Debtor.

      "Estate" shall mean the Estate created in this Case pursuant to section 541 of the Code.

      "Executory Contract" shall mean a contract or unexpired lease to which the Debtor is a party and that is executory within the meaning of section 365 of the Code.

      "Face Amount" shall mean with respect to a particular Claim, (a) if the holder of such Claim has not filed a proof of claim with the Court within the applicable period of limitations fixed by the Court pursuant to Rule 3003(c)(3) of the Rules, the amount of such Claim that was listed in the Schedules (as originally filed in this Case) as not disputed, contingent or unliquidated; or
(b) if the holder of such Claim has filed a proof of claim with the Court within the applicable period of limitation fixed by the Court pursuant to Rule 3003(c)(3) of the Rules, the amount stated in such proof of claim, or (c) with respect to a Fee Request, the net amount to which the applicant would be entitled if its application were to be granted in full.

      "Fee Request" shall mean an application or request for payment by the Estate of fees, compensation for services rendered or reimbursement of expenses, pursuant to Rule 2016 of the Rules or other applicable provision of the Code or the Rules.

      "Filing Date" shall mean November 29, 2004, the date on which an involuntary petition was filed against the Debtor under Chapter 11 of the Code.

      "Final Distribution Date" shall mean the Distribution Date immediately following which there is no Cash in the Disputed Claims Reserve, to distribute to holders of Allowed Claims and Allowed Equity Interests.

       "Final Order" shall mean an order or judgment of the Court as entered on the Docket that has not been reversed, stayed, modified, or amended, and respecting which the time to appeal, petition for certiorari or seek reargument, review or rehearing has expired, and as to which no appeal, reargument, petition for certiorari, review or rehearing is pending, or as to which any right to appeal, reargue, petition for certiorari or seek review or rehearing has been waived in writing in a manner satisfactory to the Proponent, or, if any appeal, reargument, petition for certiorari, review or rehearing thereof has been denied, the time to take further appeal or to seek certiorari or further rehearing, review or reargument has expired. If any provision of the Plan requires the entry of a Final Order as a condition to the occurrence or performance of an act, the Proponent may waive such requirement in accordance with the Plan.

      "Impaired" shall mean an Allowed Claim or Equity Interest that is Impaired within the meaning of section 1124 of the Code.

      "Initial Distribution" shall mean the Distributions to be made on the Effective Date pursuant to Article V of the Plan.

      "Initial Distribution Date" shall mean the Effective Date of the Plan.

      "Insider(s)" shall mean those Persons defined in section 101(31)(B) of the Code.

       "Late Filed Claim" shall mean a Claim filed after the Bar Date.

       "Lien" shall mean a charge against or interest in any item of Property of the Estate to secure payment of a debt or performance of an obligation.

       "Master Ballot" shall mean the Ballot on which brokers, bankers, dealers and other agents or nominees can summarize votes on the Plan cast by beneficial holders of Equity Interests.

      "Net Proceeds" shall mean the amount remaining from recoveries in Actions less attorneys' fees, costs and related expenses.

      "New Common Stock" shall mean the new common stock of the Reorganized Debtor to be issued on the Effective Date pursuant to Section 8.03 of this Plan, and to be distributed as set forth in Exhibit A hereto.

      "New Funding" shall mean the new funding extended by ACH to the Debtor under Section 8.04 of this Plan.

      "Notification Order" shall mean that Order Granting Debtor in Possession's Motion for Authorization to: (i) Provide Electronic Service upon Equity Security Holders and (ii) Utilize Executive Mail Service for Purposes of Coordinating and Effectuating Service upon Equity Security Holders, entered by this Court on August 4, 2005.

      "Order for Relief" shall mean the order for relief entered by the Court in this Case on May 16, 2005.

      "Ordinary Course Administrative Claim" shall mean an Administrative Claim for the provisions of goods or services that are incurred by the Debtor in the ordinary course of business.

     "Other Priority Claims shall mean a Claim (other than an Administrative Claim or Priority Tax Claim) that is entitled to priority under section 507 of the Code.

      "Person" shall mean any individual, sole proprietorship, partnership (general or limited), joint venture, trust, unincorporated organization, association, corporation, institution, entity, or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body, political subdivision or department thereof).

      "Petition Date" shall mean the Filing Date.

      "Plan" shall mean this Plan of Reorganization in the present form or as it may be modified, amended, or supplemented from time to time.

      "Plan Documents" shall mean any documents to be filed prior to the commencement of the Confirmation Hearing in accordance with this Plan.

      "Plan Proponents" shall mean ACH and the Debtor.

      "Post-Confirmation Administrative Claim" shall mean a Claim for services rendered or expenses incurred after the Confirmation Date in connection with this Case.

      "Post-Petition Interest" shall mean all interest accrued but unpaid after the Petition Date on any Allowed Claim, which shall be calculated based upon the rate set forth in any contract (including any default rate, if applicable and authorized under the Code) evidencing the Claim and, if no such rate is set forth therein, then the legal rate of interest, which for purposes of this Plan shall mean the federal judgment rate of interest in effect on the Effective Date.

"Pre-Petition" shall mean prior to the Filing Date.

      "Priority Claim" shall mean a Claim (other than an Administrative Claim) that is entitled to priority under section 507(a) of the Code.

      "Pro Rata" shall mean proportionately, so that the ratio of the amount of consideration distributed to an account of a particular Allowed Claim or Equity Interest to the Allowed Amount of such Claim or Equity Interest is the same as the ratio of the amount of consideration distributed on account of all Allowed Claims or Allowed Equity Interests of the Class in which the particular Claim or Equity Interest is included to the amount of all Allowed Claims or Equity Interests of that Class. Whenever a Disputed Claim or Disputed Equity Interest has not been finally resolved, an appropriate reserve for payment of such Disputed Claim or Disputed Equity Interest shall be established so that there will be sufficient consideration available to make a Pro Rata distribution to the holder of such Disputed Claim or Disputed Equity Interest upon final resolution of the dispute.

      "Professional" shall mean any professional employed in the Case pursuant to sections 327, 328 or 1103 of the Code or otherwise pursuant to an order of the Court.

      "Property of the Estate" shall mean the property defined in section 541 of the Code.

      "Proponents" shall mean the Debtor and ACH.

       "Rejected Contract" shall mean an Executory Contract that is rejected at any time during the Case or pursuant to Article VI of the Plan.

      "Rejection Claim" shall mean a Claim arising under section 502(g) of the Code in its Allowed Amount.

     "Reorganized Debtor" shall mean eCom.

      "Restructuring Transactions" shall have the meaning ascribed to that term in Section 8.11 of this Plan.

      "Rules" shall mean the Federal Rules of Bankruptcy Procedure.

      "Rules of Construction and Interpretation"

      The following rules of construction shall be applicable for all purposes of the Plan unless the context clearly requires otherwise:

      (a) The terms "include," "including," and similar terms shall be construed as if followed by the phrase "without being limited to."

      (b) Words of masculine, feminine, or neutral gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural number, and vice-versa.

      (c) All article, section, and exhibit or appendix captions are used for convenience and reference only, and in way define, limit, or describe the scope or intent of, or in any way affect, any such article, section, exhibit, or appendix.

       "Schedules" shall mean the Schedules of assets and liabilities originally filed by the Debtor with the Court and not as the same may be amended from time to time.

      "SEC" shall mean the staff of the United States Securities and Exchange Commission.

      "Section" shall mean a numbered subsection of any Article of the Plan.

      "Secured Claim" shall mean a Claim secured by a lien on property in which the Estate has an interest or that is subject to set-off under section 553 of the Code to the extent of the value of the interest attributable to such Claim in the Estate's interest in such property or to the extent of the amount subject to set-off.

      "Secured Creditor" shall mean the holder of a Secured Claim.

      "Secured Tax Claims" shall mean ad valorem taxes assessed against the real property owned by the Debtors in the ordinary course of its business.

      "Shareholder Record Date" shall mean the date approved by the Court on which the registered and beneficial owners of common stock of eCom shall be identified for purposes of voting on the Plan.

      "Spin-Off" shall mean the transactions under which shares of stock owned by eCom in the Subsidiaries were distributed prior to the filing of the Plan.

      "Subsequent Distribution Date" shall mean the date on which Distributions are made in accordance with Article V of the Plan on account of a Disputed Claim or Disputed Equity Interest that becomes and Allowed Claim or Allowed Equity Interest by Final Order of the Court.

      "Subsidiaries" shall mean (i) USA Performance Products, Inc., (ii) eSecureSoft Company, (iii) USAS Digital, Inc., (iv) Pro Card Corporation, (v) AAB National Company, (vi) A Classified Ad, Inc., (vii) Swap and Shop.net Corp.,
(viii) A Super Deal.com, Inc., and (ix) My ZipSoft, Inc., unless otherwise referred to individually in the Plan.

      "Substantial Consummation" shall mean that the Plan shall be deemed to be substantially consummated in accordance with sections 1101 of the Code.

       "Unimpaired" shall mean an Allowed Claim or Allowed Equity Interest that is not Impaired within the meaning of section 1124 of the Code.

      "Unsecured Claim" shall mean a Claim other than a Secured Claim, a Priority Claim, a Priority Tax Claim, or an Administrative Claim.

      "Unsecured Creditor" shall mean the holder of an Unsecured Claim.

ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS:
ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS
AND UNITED STATES TRUSTEE'S FEES

      The following Administrative Claims, DIP Financing Claims, and United States Trustee's Fees are not Impaired under the Plan, and will be treated as follows:

2.01     Allowed Administrative Claims.

      Administrative Claims are Claims constituting a cost or expense of the administration of the Case allowed under sections 503(b) and 507(a)(1) of the Code. Such Claims include any actual and necessary costs and expenses of preserving the Estate of the Debtor, any actual and necessary costs and expenses of operating the business of the Debtor in Possession, any indebtedness or obligations incurred or assumed by the Debtor in Possession in connection with the conduct of its business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Court under section 330, 331 or 503 of the Code, all costs associated with the cure of any executory contracts and unexpired leases between the Debtor and any Person, and any fees or charges assessed against the Estate of the Debtor under section 1930 of title 28 of the United States Code.
      Except as follows or as otherwise provided herein, and except to the extent that any entity entitled to payment of any Allowed Administrative Claim agrees to a different treatment, each holder of an Allowed Administrative Claim shall receive Cash in an amount equal to such Allowed Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim by Final Order, or as soon thereafter as is practicable:
A. Ordinary Course Claims
      Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtor in Possession shall be paid in full and performed by the Reorganized Debtor in the ordinary course of business consistent with past practices and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

      B.     Professional Fees and Expense Claims

      Compensation of professionals and reimbursement of expense incurred by professionals are Administrative Claims pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Code (the Professional Fees and Expense Claims"). All payments to Professionals for Professional Fees and Expense Claims will be made in accordance with the procedures established by the Code, the Rules and the Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.
      All entities seeking an award by the Court of Professional Fees and Expense Claims shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date pursuant to section 330 of the Code and Rule 2016 by the date that is ten (10) days after the Effective Date or such other date as may be fixed by the Court.
      The time for filing objections to applications for allowance and payment of Professional Fees and Expense Claims, and the date and time for a hearing in respect of such applications and the related objections, if any, shall be set forth in the Confirmation Order or other order of the Court.

      Notwithstanding anything herein to the contrary, all Professional Fees and Expense Claims that are awarded by the Court shall become Allowed Administrative Claims and shall be paid in full in Cash on the later of the Effective Date of the Plan or the date on which such Professional Fees and Expense Claim becomes an Allowed Administrative Claim by Final Order of the Court, or as soon thereafter as is reasonably practicable.
      C.     DIP Financing Claim of ACH
      The Administrative Claim of ACH arising from the DIP Financing provided by ACH to the Debtor, shall receive, in full satisfaction, release and exchange for such claim, shares of New Common Stock of the Reorganized Debtor, valued at $0.026 per share, issued pursuant to Section 8.04 of the Plan, as set forth on Exhibit A hereto.

2.02     Priority Tax Claims

     Except to the extent that a holder of an Allowed Priority Tax Claim under section 507(a)(8) of the Code has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtor, (i) Cash on the Effective Date equal to the Allowed Amount of the Allowed Priority Tax Claim, or (ii) deferred Cash payments in accordance with section 1129(a)(9)(C) of the Code.

2.03     United States Trustee's Fees.

      The Reorganized Debtor shall pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. section 1930(a)(6) on the Effective Date, and simultaneously provide to the United States Trustee an appropriate affidavit indicating Cash Disbursements for all relevant periods; notwithstanding anything contained in the Plan to the contrary, the Reorganized Debtor shall further pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C.
section 1930(a)(6) for post confirmation periods within the time periods set forth in 28 U.S.C. section 1930(a)(6), until the earlier of the closing of this Case by the issuance of a Final Decree by the Court, or upon entry of an order of this Court dismissing this Case, or converting this Case to another chapter under the Code, and the Disbursing Agent shall provide to the United States Trustee upon the payment of each post confirmation payment an appropriate affidavit indicating disbursement for the relevant periods.

       ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

     For purposes of this Plan, the Classes of Claims and Equity Interests against or in the Debtors shall be as follows:

      (a)     Class 1:     Allowed Other Priority Claims

      (b)     Class 2:     Allowed Secured Claims

      (c)     Class 3A:    Allowed Unsecured Claims

      (d)     Class 3B:    Allowed Insider Unsecured Claims

      (e)     Class 4:     Allowed Equity Interests

      Classes 1 and 2 are not Impaired under the Plan. Classes 3A, 3B and 4 are Impaired under the Plan. No other classes of claims or equity interests are Impaired under the Plan.

ARTICLE IV

TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS


      4.01     Class 1.  Allowed Other Priority Claims

      (a) Description. Class 1 consists of the Allowed Claims which are entitled to priority in accordance with section 507(a) of the Code (other than Administrative Claims and Priority Tax Claims).
      (b) Treatment. Each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, release and exchange for such Claim, Cash in an amount equal to the amount of such Allowed Other Priority Claim in accordance with section 1129(a)(9) of the Code commencing on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon thereafter as is practicable.
      (c)     Impairment.  The Class 1 Claims are not Impaired.

         4.02     Class 2.  Allowed Secured Claims.

      (a) Description. Class 2 consists of the Allowed Secured Claims. The Secured Claims are any Claims which are secured by a Lien against Collateral.
      (b) Treatment. On the later of the Effective Date of the Plan, or the date on which such Disputed Secured Claim becomes an Allowed Secured Claim by Final Order of the Court, and in the Debtor's sole discretion, the Debtor shall either (i) pay the holder of any Secured Claim in full in Cash, or (ii) the Debtor shall abandon the Collateral securing such Allowed Secured Claim, in full and complete release, exchange and satisfaction of such Allowed Secured Claim. To the extent that any holder of such Secured Claim believes it possesses an unsecured deficiency claim within the meaning of section 506 of the Code, such holder must request a determination as to the amount of such deficiency claim prior to the commencement of the first scheduled Confirmation Hearing, or such claim will be extinguished and forever barred. The Debtor shall, as a part of the Plan Supplement, advise as to whether it elects (i) or
(ii) above with respect to any Claim listed in the Debtor's Schedules as a Secured Claim or for which a proof of claim was filed denoting the Claim as a Secured Claim. Nothing herein is intended to prejudice the rights of the Debtor to object to any such Claim or to obtain a determination as to secured status under section 506 of the Code and all such rights are preserved. The Debtor is unaware of any Secured Claims.
      (c)      Impairment.  The Class 2 Claims are not Impaired.

         4.03A     Class 3A.  Allowed Unsecured Claims.

      (a) Description. Class 3 consists of the Allowed Unsecured Claims. The Unsecured Claims are any Claims, including, without limitation, Claims arising from the rejection of executory contracts and unexpired leases that are not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a Secured Claim, or an Equity Interest.
      (b) Treatment. Pursuant to the Class 3 Election, each holder of an Allowed Unsecured Claim shall receive, at the holder's election (to be made on the Class 3 Ballot), in full satisfaction, release and exchange for such Claim, either (i) Cash in an amount equal to the amount of such Allowed Unsecured Claim or (ii) shares of New Common Stock of the Reorganized Debtor, valued at $0.026 per share, of a value equal to the Allowed Amount of such holder's claim, as soon as is practicable after the later of the Effective Date, or the date on which any Disputed Claim becomes an Allowed Unsecured Claim by Final Order of the Court. A summary of the projected elections of each holder of an Allowed Unsecured Claim indicating Cash and New Common Stock to be distributed to each such holder is annexed hereto as Plan Exhibit A. If the holder of an Allowed Class 3A Claim fails to make the Class 3A Election on the Ballot, then such holder shall receive shares of New Common Stock of the Reorganized Debtor, valued at $0.026 per share, of a value equal to the Allowed Amount of such holder's claim as soon as is practicable after the later of the Effective Date, or the date on which any Disputed Claim becomes an Allowed Unsecured Claim by Final Order of the Court.
      (c)      Impairment.  The Class 3A Claims are Impaired.

      4.03B     Class 3B.     Allowed Insider Unsecured Claims.

      (a) Description. Class 3B consists of Allowed Unsecured Claims of Insiders, which are subordinated to Class 3A Allowed Unsecured Claims.
      (b) Treatment. After payment in full to holders of Class 3A Claims (either in cash or stock, pursuant to the Class 3A Election), holders of Allowed Insider Unsecured Claims shall receive, in full satisfaction, release and exchange for that claim, shares of New Common Stock of the Reorganized Debtor, valued at $0.026 per share, issued pursuant to Section 8.03 of the Plan, as set forth in Plan Exhibit A hereto.
      (c)     Impairment.  The Class 3B Claims are Impaired.

      4.04     Class 4.  Allowed Equity Interests.

      (a) Description. Class 4 consists of the holders of Allowed Equity Interests. Equity Interests consist of any share of preferred stock, common stock or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.
      (b) Treatment. The holders of Allowed Equity Interests shall be entitled to retain their Equity Interests in the Reorganized Debtors, subject, however, to dilution as a result of the New Common Stock of the Debtor valued at $0.026 per share to be issued (i) pursuant to the Class 3 Election, (ii) to Insiders who are holders of Allowed Unsecured Claims, and/or (iii) ACH in repayment of the DIP Financing. See Plan Exhibit A hereto. Other than retaining their Equity Interests in the Debtor, the holders of Allowed Class 4 Claims shall not be entitled to receive any Distribution under the Plan on account of such Equity Interests.
      (c)      Impairment.  Class 4 Interests are Impaired.

ARTICLE V

PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
UNDER THE PLAN, ALLOWANCE OF CERTAIN CLAIMS, AND
TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED
ADMINISTRATIVE EXPENSE CLAIMS, CLAIMS AND EQUITY INTERESTS

     5.01     Voting of Claims and Equity Interests
      Each holder of an Allowed Claim or Equity Interest in an Impaired Class of Claims or Equity Interests that is entitled to vote on the Plan pursuant to the Code shall be entitled to vote separately to accept or reject the Plan as provided in such order as may be entered by the Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Court.

     5.02     Nonconsensual Confirmation ("Cram down")
      To the extent any Impaired Class of Claims or Equity Interests entitled to vote does not accept the Plan by the statutory majorities required by section 1126(c) of the Code, the Debtor is requesting confirmation of the Plan under the cram down provisions of section 1129(b) of the Code.

     5.03     Method of Distribution Under the Plan
      (a)     Subject to Rule 9010, and except as otherwise provided in Section
5.03 of the Plan, all distributions under the Plan shall be made by the Reorganized Debtor to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Distribution Record Date unless the Debtor or Reorganized Debtor has been notified in writing of a change of address, including by the filing of a proof of Claim by such holder that provides an address different from the address reflected on the Schedules.
      (b) Any payment of Cash made by the Reorganized Debtor pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer.
      (c) Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.
      (d) No payment of Cash less than one hundred dollars ($100.00) shall be made by the Reorganized Debtor to any holder of a Claim unless a request therefor is made in writing to the Reorganized Debtor, or unless the Distribution is a final Distribution.
      (f) No fractional amounts of Cash shall be distributed pursuant to the Plan. When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the Distribution of Cash that is not a whole number,
the actual Distribution shall be rounded as follows:   fractions of 1/2 or
greater shall be rounded to the next higher whole number and fractions of less than 1/2 shall be rounded to the next lower whole number.
      (g) Any distributions of Cash or other property under the Plan that are unclaimed for a period of six (6) months after the Distribution Date shall be vested in Reorganized Debtor and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred.
      (h)      [intentionally omitted]
      (i) At the close of business on the Distribution Record Date, the claims register shall be closed, and there shall be no further changes in the record holders of any Claims. The Debtor, the Reorganized Debtor and any Disbursing Agent shall have no obligation to recognize any transfer of any Claims occurring after the Distribution Record Date, provided that the foregoing will not be deemed to prohibit the sale or transfer of any Claim subsequent to the Distribution Record Date and prior to the Effective Date. The Debtor, the Reorganized Debtor and any Disbursing Agent shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders as of the close of business on the Distribution Record Date.

      5.04     Distributions Withheld for Disputed General Unsecured Claims
      (a)     Establishment and Maintenance of Reserve
      On the Effective Date and each Subsequent Distribution Date, to the extent necessary, the Reorganized Debtor shall reserve from the Distributions to be made on such dates to the holders of Allowed Claims, an amount in Cash or New Common Stock equal to one-hundred percent (100%) of the Distributions to which holders of Disputed Claims would be entitled under the Plan as of such dates if such Disputed Claims were Allowed Claims in their Disputed Claim Amounts or as estimated by the Debtor or the Court in accordance with Section 5.09 of the Plan (the "Disputed Claims Reserve"). The Debtor is not aware of any Disputed General Unsecured Claims.
      (b)     Property Held in Disputed Claims Reserve
      Cash or New Common Stock in the Disputed Claims Reserve shall (together with all distributions thereon) be held in trust by the Reorganized Debtor for the benefit of the potential recipients of such Cash and shall not constitute property of the Reorganized Debtor.
      (c) Distributions Upon Allowance of Disputed General Unsecured Claims The holder of a Disputed Claim that becomes an Allowed Claim subsequent to the Effective Date shall receive distributions of Cash and any other consideration from the Disputed Claims Reserve from the Reorganized Debtor within ten (10) days following the date on which such Disputed becomes an Allowed Claim pursuant to a Final Order. Such distributions shall be made in accordance with the Plan.
      (d) No Surplus Distributions to Holders of Allowed General Unsecured Claims or Allowed Equity Interests

      To the extent that a Disputed Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of Cash and any other consideration in the Disputed Claims Reserve over the amount of Cash and any other consideration actually distributed on account of such Disputed shall revest in the Reorganized Debtor.

      (e)     Expenses of Disputed Claims Reserve
      Except as otherwise ordered by the Court, the amount of any reasonable expenses incurred by the Reorganized Debtor or the Disbursing Agent on or after the Effective Date with respect to the Disputed Claims Reserve shall be paid by the Reorganized Debtor.

      5.05     Procedures for Allowance or Disallowance of Disputed Claims
      (a) Objections to and Resolution of Administrative Claims, Claims and Equity Interests
      Except as to applications for allowance of compensation and reimbursement of expenses under sections 330 and 503 of the Code, the Debtor or the Reorganized Debtor shall have the exclusive right to make and file objections to Administrative Claims, Claims and Equity Interests subsequent to the Effective Date. All objections shall be litigated to Final Order; provided, however, that following the Effective Date, the Reorganized Debtor shall have the authority to compromise, settle, otherwise resolve or withdraw any of their objections without approval of the Court. Unless otherwise ordered by the Court, the Debtor or the Reorganized Debtor shall file all objections to Claims and Equity Interests and serve such objections upon the holder of the Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than one hundred twenty (120) days after the Effective Date or such later date as may be approved by the Court. The Debtor or the Reorganized Debtor reserve the right to object to Administrative Claims as such claims arise in the ordinary course of business. The Reorganized Debtor shall bear all costs and expenses relating to the investigation and prosecution of Disputed Claims and Disputed Equity Interests from and after the Effective Date.
     (b)     No Distribution Pending Allowance
      Notwithstanding any other provision of the Plan, if any portion of a Claim or Equity Interest is disputed, the full amount of such Claim or Equity Interest shall be treated as a Disputed Claim or Disputed Equity Interest for purposes of this Plan, and no payment or distribution provided under the Plan shall be made on account of such Claim or Equity Interest unless and until such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest (in whole or in part).
     (c)     Disallowed Claims
      All Claims or Equity Interests held by Persons against whom the Debtor or Reorganized Debtor has commenced a proceeding asserting an Action under sections 542, 543, 544, 545, 547, 548, 549, and/or 550 of the Code, shall be deemed
"disallowed" Claims or Equity Interests pursuant to section 502(d) of the Code and holders of such Claims or Equity Interests shall not be entitled to vote to accept or reject the Plan, unless a motion under Bankruptcy Rule 3018 is filed and granted before the Ballot Deadline. Claims or Equity Interests that are deemed disallowed pursuant Section 5.06(c) of the Plan shall continue to be disallowed for all purposes until the avoidance action against such party has been settled or resolved by Final Order and any sums due to the Debtor or the Reorganized Debtor from such party have been paid.

     5.06     Disbursing Agent
     Counsel for the Debtor shall act as the initial Disbursing Agent under the Plan with respect to all distributions to holders of Claims and Equity Interests, and will make all distributions required to be distributed under the applicable provisions of the Plan; provided, however, that New Common Stock shall be issued in a manner consistent with the exemptions under section 1145 of the Code. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent will serve without bond, and each Disbursing Agent, other than the Reorganized Debtor, will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtor on terms acceptable to the Reorganized Debtor. The Reorganized Debtor shall hold all reserves and accounts pursuant to the Plan and the Disputed Claims Reserve.

      5.07     Setoffs and Recoupment
      The Debtor may, but shall not be required to, set off (pursuant to the provisions of sections 553 and 362 of the Code or other applicable law) against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim of any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any setoff or recoupment right it may have against the holder of such Claim.

      5.08 Allocation of Plan Distributions Between Principal and Interest To the extent that any Allowed Claim entitled to a distribution under the
Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid interest.

      5.09     Estimations of Claims
      For purposes of calculating and making distributions under the Plan, the Debtor or Reorganized Debtor, as applicable, shall be entitled to estimate, in good faith and with due regard to litigation risks associated with Disputed Claims, the maximum dollar amount of Allowed and Disputed Claims, inclusive of contingent and/or unliquidated Claims in a particular Class. The Debtor and the Reorganized Debtor may at any time request that the Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Code or otherwise regardless of whether the Debtor or Reorganized Debtor previously objected to such Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim at any time during litigation concerning such objection to any claim, including without limitation, during the pendency of any appeal relating to any such objection. In the event that the Court estimates any contingent or unliquidated claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on the amount of such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtor or the Reorganized Debtor may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Court.

      5.10     No Recourse
      Notwithstanding that the Allowed amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Code and Rules or is Allowed in an amount for which after application of the payment priorities established by the Plan there is insufficient value to provide a recovery equal to that received by other holders of Allowed Claims in the respective Class, no Claim holder shall have recourse against the Disbursing Agent, the Debtor, the Reorganized Debtor, or any of their respective professionals, consultants, officers, directors or Affiliates or their respective successors or assigns, or any of their respective property. However, nothing in the Plan shall modify any right of a holder of a Claim under section 502(j) of the Code. THE ESTIMATION OF CLAIMS AND ESTABLISHMENT OF RESERVES UNDER THE PLAN MAY LIMIT THE DISTRIBUTION TO BE MADE ON INDIVIDUAL DISPUTED CLAIMS, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF SUCH DISPUTED CLAIMS.

      5.11     Amendments to Claims
      A Claim may be amended prior to the Confirmation Date only as agreed upon by the Debtor and the holder of such Claim, or as otherwise permitted by the Court, the Rules or applicable law. After the Confirmation Date, a Claim may not be amended without the authorization of the Court. Any amendment to a Claim filed after the Confirmation Date shall be deemed disallowed in full and expunged without any action by the Debtor, the Reorganized Debtor or the Estate, unless the Claim holder has obtained prior Court authorization for the filing of such amendment.

      5.12     Postpetition Interest on Claims
      Unless expressly provided in the Plan, the Confirmation Order, or any contract, instrument, release, settlement, or other agreement entered into in connection with the Plan or required by applicable law, postpetition interest shall not accrue on or after the Petition Date on account of any Claim.

      5.13 Panaia Claim
      On or about October 23, 1006, David Panaia's surviving spouse, Barbara Panaia, filed a Motion for Leave to Allow a Late Filed Claim, Enlargement of Time to Object to Plan and/or File Ballot and Objection to Confirmation (the "Motion"). The Motion was filed primarily to allow a late-filed claim in the amount of $395,640.00 (the "Panaia Claim"). The Plan Proponents objected to the Motion. If allowed, the Reorganized Debtor would be obligated to issue approximately 15.2 Million shares of New Common Stock on account of the Panaia Claim. However, the Plan Proponents and Barbara Panaia have negotiated an agreement pursuant to which 7.5 Million shares of New Common Stock (a conversion based on 50% of the claim) shall be distributed to the holder of the Panaia Claim and the remaining portion of the Panaia Claim shall be subordinated to Allowed Class 3 and Class 4 Claims and no further distributions shall be made on account of the Panaia Claim under the Plan. The Debtor shall file a motion to approve the compromise pursuant to Rule 9019 of the Bankruptcy Rules.

ARTICLE VI

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      6.01     Assumption or Rejection of Executory Contracts and Unexpired
Leases
      (a)     Executory Contracts and Unexpired Leases
      The Code grants the Debtor the power, subject to the approval of the Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Code.
      Pursuant to sections 365(a) and 1123(b)(2) of the Code, all executory contracts and unexpired leases between the Debtor and any Person shall be deemed rejected by the Reorganized Debtor as of the Effective Date, except for any executory contract or unexpired lease (i) which previously has been assumed or rejected pursuant to an order of the Court entered prior to the Effective Date,
(ii) as to which a motion for approval of the assumption or rejection of such executory contract or unexpired lease has been filed and served prior to the Effective Date or (iii) which is listed on the Assumption List which shall be filed with the Court and served on the affected parties by no later than ten
(10) days prior to the commencement of the Confirmation Hearing; provided, however, that the Debtor or Reorganized Debtor shall have the right, on or prior to the Confirmation Date, to amend the Assumption List to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed, respectively, assumed or rejected. The Debtor or Reorganized Debtor shall provide notice of any amendments to the Assumption List to the non-debtor parties to the executory contracts and unexpired leases affected thereby. The listing of a document on the Assumption List shall not constitute an admission by the Debtor or Reorganized Debtor that such document is an executory contract or an unexpired lease or that the Debtor or Reorganized Debtor have any liability thereunder.

      (b) Schedules of Rejected Executory Contracts and Unexpired Leases; Inclusiveness
      Each executory contract and unexpired lease listed or to be listed on the Assumption List that relates to the use or occupancy of real property shall be deemed to include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on the Assumption List and (ii) all executory contracts or unexpired leases appurtenant to the premises listed on the Assumption List, including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises, unless any of the foregoing agreements previously have been assumed.

     (c)     Insurance Policies
      Each of the Debtor's insurance policies and any agreements, documents or instruments relating thereto, including without limitation, any retrospective premium rating plans relating to such policies, shall be treated as executory contracts under the Plan. Notwithstanding the foregoing, distributions under the Plan to any holder of a Claim covered by any insurance policies and related agreements, documents or instruments that are assumed hereunder, shall comply with the treatment provided under the Plan. Nothing contained in the Plan shall constitute or be deemed a waiver or release of any Cause of Action that the Debtor may hold against any entity, including, without limitation, the insurers under any of the Debtor's policies of insurance.
(d) Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases
      Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Article VI of the Plan and (ii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to the Plan.

      6.02     Cure of Defaults
      To the extent that cure payments are due with respect to an executory contract or unexpired lease to be assumed pursuant to the Plan, the amount of such cure payment shall be listed in the Assumption List. To the extent that the non-debtor party to any executory contract or unexpired lease disagrees with the cure amount listed in the Assumption List, such party must file a notice of dispute with the Court and serve such notice on the Debtors by no later than five (5) days prior to the Confirmation Hearing. Except as may otherwise be agreed to by the parties, within sixty (60) days after the Effective Date, the Reorganized Debtor shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with section 365(b)(1) of the Code. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Debtor's or Reorganized Debtor's liability with respect thereto, or as may otherwise be agreed to by the parties. If there are any objections filed, the Court shall hold a hearing. In the event the Court determines that the cure amount is greater than the cure amount listed by the Debtor, the Reorganized Debtor may elect to reject the contract or unexpired lease and not pay such greater cure amount.

       6.03 Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan
      Claims arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Court and/or served upon the Debtor or Reorganized Debtor or as otherwise may be provided in the Confirmation Order, by no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to the Assumption List. Any Claim not filed within such time will be forever barred from assertion against the Debtor, its Estate, the Reorganized Debtor and its property. Unless otherwise ordered by the Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as Unsecured Claims under the Plan. The Debtor is not aware of any claims arising out of the rejection of an executory contract or unexpired lease.

ARTICLE VII

PROVISIONS REGARDING CORPORATE GOVERNANCE

      On the Effective Date, the management, control and operation of the Reorganized Debtor shall become the general responsibility of the board of directors of the Reorganized Debtor, which shall, thereafter, have the responsibility for the management, control and operation of the Reorganized Debtor.

     7.01     Meetings of Stockholders
      In accordance with the Reorganized Debtor's Certificate of Incorporation and the Reorganized Debtor's Bylaws, as the same may be amended from time to time, the first annual meeting of the stockholders of Reorganized Debtor shall be held on a date selected by its board of directors.

     7.02     Bylaws and Certificates of Incorporation
      On the Effective Date, the adoption of the Reorganized Debtor's Certificate of Incorporation and the Reorganized Debtor's Bylaws shall be authorized and approved in all respects to be effective as of the Effective Date, in each case without further action under applicable law, regulation, order, or rule, and including without any further action by the stockholders or directors of the Debtor, the Debtor in Possession or the Reorganized Debtor.
The Reorganized Debtor's Certificate of Incorporation shall (i) prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Code, (ii) authorize the reincorporation under the laws of the State of Florida, and (iii) authorize any other actions necessary to implementing the Plan, subject to further amendment of such certificates of incorporation as permitted by applicable law and the applicable organizational documents.

     7.03     Selection of Board Members
      Members of the board of directors shall be selected in accordance with the Reorganized Debtor's Certificate of Incorporation. As of the Effective Date of the Plan, the members of the initial board of directors shall in each case serve until their respective resignations or removal in accordance with applicable law, or the applicable organizational documents. A schedule setting forth the identities of the initial members of the board of directors shall be filed with the Clerk of the Court no later than ten (10) days prior to the Ballot Deadline. Elections, removal and terms of directors will be in accordance with Florida General Corporate Law.

    7.04     Corporate Governance
     The business and affairs of the Reorganized Debtor shall be managed by its board of directors in accordance with the Reorganized Debtor's Bylaws, the Reorganized Debtor's Charter and applicable nonbankruptcy law.

    7.05     Officers
      The officers of the Debtor immediately prior to the Effective Date shall in each case serve as the initial officers of the Reorganized Debtor on and after the Effective Date and in accordance with any employment agreement with the Reorganized Debtor, the applicable organizational documents, and applicable nonbankruptcy law. A schedule setting forth the identities of the initial officers shall be filed with the Clerk of the Court no later than ten (10) days
prior to the Ballot Deadline.   After the Effective Date, the officers of the
Reorganized Debtor shall be determined by the board of directors, in each case until their respective resignations or removal in accordance with applicable law and the applicable organizational documents.

ARTICLE VIII
MEANS FOR IMPLEMENTATION
AND EFFECT OF CONFIRMATION OF PLAN

      Upon confirmation of the Plan, and in accordance with the Confirmation Order, the Debtor or Reorganized Debtor, as the case may be, will be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan. In addition to the provisions set forth elsewhere in the Plan, the following shall constitute the means for implementation of the Plan.
      8.01       The Reorganized Debtor
      Except as otherwise provided in the Plan, on the Effective Date of the Plan, all Assets of the Debtor shall be vested in the Reorganized Debtor. The Reorganized Debtor shall assume all of the Debtor's rights, obligations and liabilities under the Plan.
     Following the Effective Date, eCom will take steps to acquire one or more operating businesses, and will attempt to negotiate transactional agreements with respect thereto.

     8.02     Management

     Initially, Barney A Richmond will continue to serve as eCom's chief executive officer, and Mr. Richard Turner will continue to serve as eCom's treasurer and chief financial officer. Messrs. Richmond and Turner will devote sufficient time to eCom in order to pursue its objectives. Messrs. Richmond and Turner will, for the foreseeable future, provide their services to eCom at no cost.

     Mr. Richmond is Chairman of ACH. He has been an independent advisor and investor in assisting companies, as well as individuals, regarding public offerings, mergers, reverse mergers and a variety of corporate financing issues.

     Mr. Turner was employed as an accountant responsible for corporate and individual tax returns, business write-up services, and business consulting services, including computer and database management. He was also formerly responsible for financial reporting, budgeting and cost accounting on behalf of a bank.

      8.03     Capital Stock and Issuance of New Common Stock

     Upon the effective date of the Plan, eCom shall emerge from bankruptcy as a public company. Under the Plan, all holders of Allowed Equity Interests shall retain their Equity Interests, subject to dilution by the New Common Stock to be issued pursuant to this Plan. Although eCom believes it has over 5,000 shareholders, a portion of the shares are held in street name and, therefore, eCom is not able to determine the precise number of actual shareholders.

     There are currently 49,953,112 shares of eCom's common stock outstanding. Under this Plan, eCom will issue approximately 39,000,000 shares of New Common Stock, to be distributed as set forth in Exhibit A hereto to holders of claims in Classes 3A and 3B, and to ACH in repayment of the DIP Financing. After issuance, there will be approximately 89,000,000 shares of common stock outstanding.

     The New Common Stock to be issued on the Effective Date will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933 (and of equivalent state securities or "blue sky" laws) provided by
Section 1145(a) of the Bankruptcy Code, 11 U.S.C.   1145.  Generally, Section
1145(a) of the Bankruptcy Code exempts from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws the issuance of securities directly or through a warrant to purchase such securities if the following conditions are satisfied: (a) the securities are issued by a debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under a chapter 11 plan; (b) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor and (c) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor or are issued "principally" in such exchange and "partly" for cash or property. The Debtor believes that the issuance of the New Common Stock will satisfy the aforementioned requirements.

      Notwithstanding anything herein to the contrary, it is possible that the Reorganized Debtor may qualify as a "blank check company." The SEC has taken the position that promoters or affiliates of blank check companies, as well as
their transferees, are underwriters of the securities issued.   In accordance
with the SEC's position, any securities held by shareholders, including those issued under the Plan, prior to a business combination, such as a merger, may be resold only through a registration statement under the Securities Act of 1933 and Rule 144 may not be a safe harbor for resale of those securities regardless of technical compliance with Rule 144. While the foregoing does not affect the issuance of shares of common stock under the Plan, i.e., the shares will be issued free from registration requirements in accordance with section 1145 of the Code, the resale or exchange of such securities may be affected following confirmation of the Plan, such as in connection with any resale of such securities or any proposed merger.

      8.04     New Funding
      On the Effective Date of the Plan, ACH will advance funds in the form of a loan to the Reorganized Debtor in order to fund obligations under the Plan. Additionally, American Capital Holdings, Inc. shall advance to eCom funds sufficient to comply with reporting requirements under any applicable federal and state securities laws, as well as the reasonable fees and costs in connection with any registration statement which may be required under the Securities Act of 1933, and to file all required federal, state and local tax returns. The amount of such New Funding is estimated to be $129,000, as set forth in the projections and pro forma balance sheet provided in Plan Exhibit B
hereto.  ACH has placed this amount in escrow.   The New Funding shall be loaned
to the Reorganized Debtor on the following terms: (x) the New Funding shall be loaned on an unsecured basis, (y) the New Funding shall accrue interest at the rate of 8% per annum, and (z) the New Funding, plus accrued interest, shall be due and payable in full on the third (3rd) anniversary of the Effective Date by either (i) converting such amount into common shares of the Reorganized Debtor's stock at a conversion rate equal to the average trading price of common shares over the five (5) business days preceding the third (3rd) anniversary of the Effective Date, (ii) paying such amount in Cash, or (iii) a combination of
(z)(i) and (z)(ii); provided, however, that the Reorganized Debtor may, in its sole discretion, prepay (without penalty) all or any portion of the New Funding, plus accrued interest, at any time prior to the third (3rd) anniversary of the Effective Date by means provided in Section 8.04(z)(i), (ii) or (iii) hereof

      8.05      Acquisition of IS Direct Agency, Incorporated
      On the Effective Date or as soon as practical thereafter, the Reorganized Debtor may continue to pursue negotiations with IS Direct.
      8.06     Spin-Off of Subsidiaries
     On December 1, 2003, the board of directors of eCom approved the spinoff of the Subsidiaries. On June 4, 2004, the board of directors of eCom readopted a resolution to spinoff the Subsidiaries and authorized whatever action necessary to complete this process including acquisitions and mergers. In this regard, the board included instructions for the distribution of stock by its Transfer Agent, Florida Atlantic Stock Transfer (FAST), to the proper entities when the share certificates were properly exercised and costs relating to the issuance of these shares were paid in full. Notwithstanding the foregoing, eCom was not able to pay FAST the amounts required to send out the stock certificates to the shareholders and, therefore, the shares were not issued. Due to eCom's financial condition, eCom was unable to effectuate the spinoffs. In connection with the spinoffs, eCom owned all outstanding and issued shares of common stock in the Subsidiaries. By spinning off the Subsidiaries, eCom distributed the common stock of the Subsidiaries to eCom's shareholders in proportion to the shares held in eCom as of the relevant record date.

     On November 29, 2004, an involuntary petition was filed against eCom under Chapter 11 of Title 11 of the United States Code. Thereafter, an order for
relief was entered by the United States Bankruptcy Court on May 16, 2005.   On
June 2, 2005, the shares of the Subsidiaries were distributed to eCom shareholders of record, as of May 27, 2005. Subsequent thereto, eCom caused a registration statement on Form 10-SB to be filed for each of the Subsidiaries.

     eCom believed that it could effectuate the spinoffs pursuant to the criteria and procedures set forth in the September 16, 1997 Securities and Exchange Commission Staff Legal Bulletin No. 4 issued regarding the applicability of Section 5 of the Securities Act of 1933 (the "Bulletin"). eCom was subsequently advised by the Staff of the Securities and Exchange Commission ("SEC") that the Subsidiaries may not qualify for the spinoff procedures set forth in the Bulletin for a number of reasons, including the facts that (i) there may not have been a valid "business purpose" as defined in the Bulletin, and (ii) the certificates evidencing the shares were distributed prior to having an effective Form 10-SB registration statement available for distribution to shareholders. At the request of the SEC staff, eCom voluntarily withdrew the Form 10-SB registration statements. Form 10-SB registration statements will be filed post-Effective Date for each of the Subsidiaries when appropriate transactions are finalized as to each Subsidiary.

      8.07     Effectiveness of Securities, Instruments and Agreements
      On the Effective Date, all documents and all other agreements entered into or documents issued pursuant to the Plan and/or any agreement entered into or instrument or document issued in connection with any of the foregoing, as applicable, shall become effective and binding upon the parties thereto in accordance with their respective terms and conditions and shall be deemed to become effective simultaneously.

      8.08     Corporate Action
      On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders, directors or members of one or more of the Debtor or Reorganized Debtor or their successors in interest under the Plan shall be deemed to have occurred and shall be in full force and effect from and after the Effective Date pursuant to the General Corporation Law of the State of Florida, without any requirement of further action by the stockholders or directors of the Debtor or Reorganized Debtor.

      8.09     [intentionally omitted]

      8.10     No Change of Control
      Any acceleration, vesting or similar change of control rights of any Person under employment, benefit or other arrangements with the Debtor that could otherwise be triggered by the entry of the Confirmation Order or the consummation of the Plan or any of the transactions contemplated thereby shall be deemed to be waived and of no force or effect.

      8.11     Restructuring Transactions
      On and after the Effective Date, the Reorganized Debtor or the Subsidiaries may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of its respective businesses, subject to the terms, conditions and restrictions set forth in the Bylaws of, or otherwise applicable to, the Reorganized Debtor or the Subsidiaries. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtor or the Subsidiaries to be necessary or appropriate (collectively, the "Restructuring Transactions"). The actions to effect the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtor or the Subsidiaries to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of the Reorganized Debtor or the Subsidiaries vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to the Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against the Reorganized Debtor, as applicable and to the extent necessary.
      Notwithstanding the foregoing, it is possible that the Reorganized Debtor may qualify as a "blank check company." The SEC has taken the position that promoters or affiliates of blank check companies, as well as their transferees, are underwriters of the securities issued. In accordance with the SEC's position, any securities held by shareholders, including those issued under the Plan, prior to a business combination, such as a merger, may be resold only through a registration statement under the Securities Act of 1933 and Rule 144 may not be a safe harbor for resale of those securities regardless of technical compliance with Rule 144. While the foregoing does not affect the issuance of shares of common stock under the Plan, i.e., the shares will be issued free from registration requirements in accordance with section 1145 of the Code, the resale or exchange of such securities may be affected following confirmation of the Plan, such as in connection with any resale of such securities or any proposed Restructuring Transaction.

      8.12 Operation of the Debtor in Possession Between the Confirmation Date and the Effective Date
      The Debtor shall continue to operate as a debtor in possession in the ordinary course, subject to the supervision of the Court and pursuant to the Code and the Rules during the period from the Confirmation Date through and until the Effective Date, and any obligation incurred by the Debtor during that period shall constitute an Administrative Claim.

      8.13     Administration After the Effective Date
      After the Effective Date, the Reorganized Debtor may operate its business, and may use, acquire, and dispose of its property, free of any restrictions of the Code and Rules.

      8.14     Term of Bankruptcy Injunction or Stays
      All injunctions or stays provided for in the Case under sections 105 or 362 of the Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

      8.15     Revesting of Assets
      Pursuant to section 1141 of the Code, the property of the Estate of the Debtor shall revest in the Reorganized Debtor on the Effective Date, free and clear of all Liens, Claims and interests of holders of Claims and Equity Interests, except as otherwise provided in the Plan or the Confirmation Order.

      8.16     Causes of Action
      As of the Effective Date, pursuant to section 1123(b)(3)(B) of the Code, any and all Actions accruing to the Debtor and Debtor in Possession, including, without limitation, actions under sections 510, 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Code, shall become assets of the Reorganized Debtor, and the Reorganized Debtor shall have the authority to commence and prosecute such Actions for the benefit of the Estate. Specifically, the Reorganized Debtor shall continue to prosecute any Action pending on the Effective Date. Further, section 547 of the Code enables a debtor in possession to avoid transfers to a creditor, based upon an antecedent debt, made within ninety (90) days of the petition date, which enables the creditor to receive more than it would under a liquidation. Creditors have defenses to the avoidance of such preferential transfers based upon, among other things, the transfers having occurred as part of the debtor's ordinary course of business, or that subsequent to the transfer the creditor provided the debtor with new value. The Reorganized Debtor will analyze payments made by the Debtor to creditors within ninety (90) days (or in the case of insiders, one year) before the Commencement Date (as set forth in item 3(a) in the Debtor's Statement of Financial Affairs) to determine which such payments may be avoidable as preferential transfers under the Code and, if appropriate, prosecute such actions.
      After the Effective Date and before the case is closed, the Reorganized Debtor shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Actions upon filing and approval of an appropriate motion under Bankruptcy Rule 9019.
      There are no pending Actions, the Debtor is not currently aware of any Actions, and the Debtor does not currently intend to pursue any Actions, including any Actions against any former insiders.
THIS PLAN PROPOSES AN INJUNCTION, WHICH IS DESCRIBED IN SECTIONS 8.17 AND 8.18 BELOW

      8.17     Discharge of Debtor
      Except as otherwise provided in this Plan, the rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor and the Debtor in Possession, the Estate, or any of the assets or properties under the Plan. Except as otherwise provided herein, (i) on the Effective Date, all such Claims against and Equity Interest in the Debtor shall be satisfied, discharged and released in full, and (ii) all Persons shall be precluded and enjoined from asserting against the Reorganized Debtor, the Subsidiaries, their successors, or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest and whether or not such holder has voted to accept or reject the Plan.

      8.18     Injunction Related to Discharge
      Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Court, all Persons who have held, hold or may hold Claims against or Equity Interests in the Debtor, are permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree or order against the Debtor on account of any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any Lien or asserting control of any kind against the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest. Such injunctions shall extend to the Debtor, its successors, subsidiaries and affiliates, and their respective properties and interests in property.

      8.19     Injunction Against Interference with the Plan
      Upon the entry of a Confirmation Order with respect to the Plan, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan, except with respect to actions any such entity may take in connection with the pursuit of appellate rights.

ARTICLE  IX

CONFIRMATION AND EFFECTIVENESS OF THE PLAN
      9.01     Conditions Precedent to Confirmation
      The Plan shall not be confirmed by the Court unless and until the following conditions shall have been satisfied or waived pursuant to Section
9.04 of the Plan:
      (a) The Confirmation Order shall be in form and substance reasonably acceptable to the Debtor and include, among other things, a finding of fact that the Debtor, the Reorganized Debtor, and their respective present and former members, officers, directors, employees, advisors, attorneys, and agents acted in good faith within the meaning of and with respect to all of the actions described in section 1125(e) of the Code and are therefore not liable for the violation of any applicable law, rule or regulation governing such actions; and
     9.02     Conditions Precedent to Effectiveness
      The Plan shall not become effective unless and until the following conditions have been satisfied or waived pursuant to Section 9.04 of the Plan:
      (a) The Confirmation Order shall have been entered and shall be a Final Order (with no modification or amendment thereof), and there shall be no stay or injunction that would prevent the occurrence of the Effective Date; and
      (b) The statutory fees owing to the United States Trustee through the Confirmation Date shall have been paid in full.
     9.03     Effect of Failure of Conditions
      If each condition to the Effective Date specified in the Plan has not been satisfied or duly waived within twenty (20) days after the Confirmation Date, then the Plan Proponents or any other party in interest may file a motion with the Court in an effort to vacate the Confirmation Order; provided, however, if each of the conditions to the Effective Date is either satisfied or duly waived before the Court enters an order granting the relief requested in such motion, then the motion may be withdrawn. If the Confirmation Order is vacated, the Plan shall be deemed null and void in all respects, including without limitation the discharge of Claims pursuant to section 1141 of the Code and the assumptions or rejections of executory contracts and unexpired leases as provided by the Plan, and nothing contained herein shall (1) constitute a waiver or release of any Action by, or Claims against, the Debtor, or (2) prejudice in any manner the rights of the Debtor.
      9.04     Waiver of Conditions
      To the extent permitted under the Code, the Debtor may waive one or more of the conditions precedent to confirmation of the Plan, or the condition precedent to effectiveness of the Plan set forth in Section 9.02 of the Plan.
To the extent permitted under the Code, the Debtor may waive in writing one or more of the other conditions precedent to confirmation and effectiveness of the Plan, without further notice to parties in interest or the Bankruptcy Court without a prior hearing.

ARTICLE X

RETENTION OF JURISDICTION
      The Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Code and for, among other things, the following purposes:
      (a) to hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting, therefrom;
      (b) to determine any and all adversary proceedings, motions, applications and contested matters, and other litigated matters pending on the Confirmation Date;
      (c) to hear and determine all Actions commenced by the Debtor or any other party in interest with standing to do so, pursuant to sections 505, 542, 543, 544, 545, 547, 548, 549, 550, 551, and 553 of the Code, collection matters related thereto, and settlements thereof;
      (d) to hear and determine any objections to or the allowance, classification, priority, compromise, estimation or payments of any Administrative Claims, Claims or Equity Interests;
      (e) to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan;
      (f) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;
      (g) to issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Code;
      (h) to consider any amendments to or modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in the Plan, or any order of the Court, including, without limitation, the Confirmation Order;
      (i) to hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 330, 331, and 503(b) of the Code;
      (j) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan;
      (k) to recover all assets of the Debtor and property of the Debtor's Estate, wherever located;
      (l) to determine any Claim of or any liability to a governmental unit that may be asserted as a result of the transactions contemplated herein;
      (m) to enforce the Plan, the Confirmation Order, and any other order, judgment, injunction or ruling entered or made in the Case, including, without limitation, the discharge, injunction, exculpation and releases provided for in the Plan;
      (n) to take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following consummation;
      (o) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Code (including, but not limited to, an expedited determination under section 505(b) of the Code of the tax liability of the Debtor for all taxable periods through the Effective Date for all taxable periods of the Debtor through the liquidation and dissolution of such entity);
      (p)     to hear any other matter not inconsistent with the Code; and
      (q) to enter a final decree closing the Case; provided however, that nothing in the Plan shall divest or deprive any other court or agency of any jurisdiction it may have over the Reorganized Debtor under applicable environmental laws.
ARTICLE XI

MISCELLANEOUS PROVISIONS
      11.01     Effectuating Documents and Further Transactions.
      The Debtor or Reorganized Debtor, as the case may be, is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to implement, effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.
      11.02     Exemption from Transfer Taxes
      Pursuant to section 1146(c) of the Code, the issuance, transfer or exchange of notes or equity securities under the Plan, including New Common Stock, creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated by the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

      11.03     Authorization to Request Prompt Tax Determinations.
      The Reorganized Debtor is authorized to request an expedited determination under section 505(b) of the Code of the tax liability of the Debtor, for all taxable periods through the Effective Date.

      11.04     Exculpation.
      Subject to the occurrence of the Effective Date, neither the Debtor, the Reorganized Debtor, ACH as Plan co-proponent, nor any of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives (the "Exculpated Parties") shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Case, the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan; provided, that the foregoing shall not operate as a waiver or release for (i) any express contractual obligation owing by any such Person, (ii) willful misconduct or gross negligence, and (iii) with respect to Professionals, liability arising from claims of professional negligence which shall be governed by the standard of care otherwise applicable to professional negligence claims under applicable non-bankruptcy law, and, in all respects, the Exculpated Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided further that nothing in the Plan shall, or shall be deemed to, release the Exculpated Parties, or exculpate the Exculpated Parties with respect to, their respective obligations or covenants arising pursuant to the Plan; provided further that the foregoing shall not operate as a waiver or release of Claims by governmental entities arising under environmental laws.

      11.05     Releases
      On the Effective Date, the Debtor, the Reorganized Debtor, and any and all Holders of Claims and Equity Interests shall release unconditionally and are hereby deemed to release unconditionally each of the Debtor, ACH and their post-petition directors and officers, and Professionals (collectively, the "Released Parties") from any and all claims, obligations, suits, judgments, damages, losses, rights, remedies, causes of action, charges, costs, debts, indebtedness, or liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place between the Petition Date and the Effective Date, which is in any way relating to the Debtor, this Case, any assets or Property of the Estate, the business or operations of the Debtor, the DIP Financing, any Plan Documents, the Plan, or any of the transactions contemplated thereby; provided, however, that this release provision shall not be applicable to any liability found by a court of competent jurisdiction to have resulted from fraud or the willful misconduct or gross negligence of any such party. With respect to Professionals, the foregoing exclusion from this release provision shall also include claims of professional negligence arising from the services provided by such Professionals during the Case. Any such claims shall be governed by the standard of care otherwise applicable to the standard of negligence claims outside of bankruptcy. The Confirmation Order shall enjoin the prosecution by any Person or entity, whether directly, derivatively or otherwise, of any such claim, obligation, suit, judgment, damage, loss, right, remedy, cause of action, charge, cost, debt, indebtedness, or liability which arose or accrued during such period or was or could have been asserted against any of the Released Parties, except as otherwise provided in the Plan or in the Confirmation Order. Each of the Released Parties shall have the right to independently seek enforcement of this release provision. This release provision is an integral part of the Plan and is essential to its implementation.

      11.06     Injunction Relating to Exculpation
      The Confirmation Order will contain an injunction, effective on the Effective Date, permanently enjoining the commencement or prosecution by the Debtor, the Reorganized Debtor and any other Person, whether derivatively or otherwise, of any action or causes of action against any party exculpated, released or discharged pursuant to this Plan.

      11.07     Post-Effective Date Fees and Expenses
      From and after the Effective Date, the Reorganized Debtor shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of Professional persons thereafter incurred by the Reorganized Debtor, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

      11.08     Payment of Statutory Fees
      The Reorganized Debtor shall be responsible for timely payment of fees
incurred pursuant to 28 U.S.C.   1930(a)(6).  After confirmation, the
Reorganized Debtor shall file with the Court and serve on the United States Trustee a quarterly financial report regarding all income and disbursements, including all plan payments, for each quarter (or portion thereof) the Case remains open.

      11.09     Amendment or Modification of Plan
      Alterations, amendments or modifications of the Plan may be proposed in writing by the Proponents at any time prior to the Confirmation Date in conformity with section 1127(a) of the Code, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122, 1123 and 1129 of the Code, and the Proponents shall have complied with section 1125 of the Code. The Plan may be altered, amended or modified by the Proponents at any time after the Confirmation Date in conformity with section 1127(b) of the Code, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Code and the Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.
      Prior to the Effective Date, the Proponents may make appropriate technical adjustments in order to correct typographic errors, internal Plan inconsistencies or other similar modifications to the Plan without further order or approval of the Court.

      11.10     Severability
      In the event that the Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan. The Court, at the request of the Proponents, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

      11.11     Revocation or Withdrawal of the Plan
      The Proponents reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Proponents revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims by or against the Debtor or any other Person, an admission against interests of the Debtor, nor shall it prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor.

      11.12     Binding Effect Notices
      The Plan shall be binding upon and inure to the benefit of the Debtor, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtor.

      11.13     Notices
      All notices, requests and demands to or upon the Debtor, the Reorganized Debtor or ACH to be effective shall be in writing and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
      If to the Debtor:

      eCom
      Attention:  Barney A. Richmond
      American Capital Holdings, Inc.
      100 Village Square Crossing
      Suite 202
      Palm Beach Gardens, Florida 33410
      Facsimile No. (561) 207-6299

      With a copy to:

      Kluger, Peretz, Kaplan & Berlin, P.L.
      Attention:  Michael D. Seese
      201 South Biscayne Boulevard
      17th Floor
      Miami, Florida 33131
      Counsel for the Debtor

      If to ACH:

      Barney A. Richmond
      American Capital Holdings, Inc.
      100 Village Square Crossing
      Suite 202
      Palm Beach Gardens, Florida 33410
      Facsimile No. (561) 207-6299

      With a copy to:

      Schiff Hardin LLP
      Attention:  Michael Yetnikoff
      6600 Sears Tower
      Chicago, Illinois  60606
      Counsel for American Capital Holdings, Inc.

      11.14     Governing Law
      Except to the extent the Code, Rules or other federal law is applicable, or to the extent the Plan or any agreement entered into pursuant to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to the principles of conflicts of law of such jurisdiction.

      11.15     Withholding and Reporting Requirements
      In connection with the consummation of the Plan, the Debtor or the Reorganized Debtor, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

      11.16     Section 1125(e) of the Code
      As of the Confirmation Date, the Proponents shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Code. As of the Confirmation Date, the Proponents and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, Affiliates and representatives shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Code in the offer and issuance of the new securities hereunder, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections hereof or other offer and issuance of new securities under the Plan.

      11.17     Filing of Additional Documents
      On or before substantial consummation of the Plan, the Proponents shall file with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

      11.18     No Admissions
      Notwithstanding anything in the Plan to the contrary, nothing contained in the Plan shall be deemed as an admission by any Person with respect to any matter set forth in the Plan or herein.

      11.19     Time
      In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Court, the provisions of Rule 9006 shall apply.

      11.20     Substantial Consummation
      The Plan shall be deemed to be substantially consummated in accordance with section1101 of the Code.

      11.21     Post-Confirmation Conversion/Dismissal
      A creditor or party in interest may bring a motion to convert or dismiss the Case under section 1112(b)(7) of the Code after entry of the Confirmation Order if there is a default in performing the conditions to effectiveness of the Plan. If the Court orders the Case converted to chapter 7 after the entry of the Confirmation Order, this Plan provides that property of the Debtor's estate that have not been disbursed pursuant to the provisions herein will revest in the chapter 7 estate and that the automatic stay will be reimposed upon the revested property to the extent that relief from the stay was not previously authorized by the Court during the pendency of the Case. The Confirmation Order may also be revoked under certain limited circumstances. The Court may revoke the Confirmation Order if and only if such order was procured by fraud and if a party in interest brings a motion to revoke such Confirmation Order within 180 days after the entry of the Confirmation Order.

      11.22     Final Decree
      Once there has been Substantial Consummation of the Plan, the Reorganized Debtor shall file a motion with the Court to obtain a final decree to close the Case.
      11.23     Inconsistency
      In the event of any inconsistency between the Plan and the Disclosure Statement, any Exhibit to the Plan or the Disclosure Statement or any other instrument or document created or executed pursuant to the Plan, the Plan shall govern. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall govern.
      11.24     No Interest or Attorneys' Fees
      Except as otherwise provided under the Plan, or as ordered by the Court, no interest, penalty or other charge, including any late charge, arising from and after the Petition Date, an no award or reimbursement of any attorneys' fees or other related cost or disbursement, shall be allowed on, or in connection with, any Claim, unless otherwise provided under the Plan or awarded by the Court.

      11.25     Successors and Assigns
      This Plan and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

      11.26     Headings

      The headings of articles, paragraphs and sub-paragraphs in this Plan are inserted for convenience only and shall not affect the interpretation of any provision of this Plan.

      11.27     No Penalty for Prepayment

      Neither the Debtor nor the Reorganized Debtor shall be liable for payment of any sum or interest in the form of a penalty relating to the prepayment of any claim treated under this Plan.

      11.28     Savings Clause

      Any minor defect or inconsistency in the Plan may be corrected or amended by the Confirmation Order.

      11.29     Remedy of Defects

      After the Effective Date, the Reorganized Debtor may, with approval of the Court, and so long as it does not materially and adversely affect the interests of Creditors, remedy any defect or omission or reconcile any inconsistencies in the Plan or in the Confirmation Order in such manner as may be necessary to carry out the purposes and effect of the Plan and in form and substance satisfactory to the Reorganized Debtor.


ARTICLE XII
CONCLUSION

     The aforesaid provisions shall constitute the Plan of Reorganization of the Debtor. This Plan, when approved and confirmed by the Court, shall be deemed binding on the Debtor, the Reorganized Debtor and all creditors and all parties in interest and their successors and assigns in accordance with section 1141 of the Code.



      [signatures on next page]

DATED:      January 3, 2007
eCom eCom.com, Inc.                   American Capital Holdings, Inc.
By:                                   By:
Barney A. Richmond               Its:
     Acting CEO


       I HEREBY CERTIFY that I am admitted to the Bar of the United States District Court for the Southern District of Florida and I am in compliance with the additional qualifications to practice in this Court set forth in Local Rule 2090-1(A).
_____________________________________
Michael D. Seese, Esq.
FBN 997323
KLUGER PERETZ KAPLAN & BERLIN, P.L.
201 South Biscayne Boulevard
1700 Miami Center
Miami, Florida 33131
Telephone: (305) 379-9000
Facsimile: (305) 379-3428
Counsel for Debtor


       I HEREBY CERTIFY that the undersigned attorney is appearing pro hac vice in this matter pursuant to court order dated August 18, 2006.

_____________________________________
Michael Yetnikoff, Esq. (appearing pro hac vice)
________________________
SCHIFF HARDIN LLP
6600 Sears Tower
Chicago, Illinois  60606
Telephone: (312) 258-5500
Facsimile: (312) 258-5600
Counsel for American Capital Holdings, Inc

                    EXHIBIT A

                               eCom eCom.com
         United States Southern District of Florida Bankruptcy Court In
                      re: Case No. 04-35435-BKC-SHF
                     Chapter 11 Reorganization Plan
            Creditor Payout Schedule as of December 6, 2006


                                Amount     Payment         Common
Name of    Type of  Disputed/    of   Cash   % of  Shares  Share
Creditor   Claim    Non-Disp.  Claim  Pmt.  Claim  Payment Price   Comments
---------- -------- -------- -------- ---- ----- --------- ----- --------------
Richard C. Unsecured          $                             $
Turner     Priority Non-Disp.   4,650   -  100%    178,846 .026 Agreed to Equity

Richard C.
Turner    Unsecured Non-Disp. 135,583   -  100%  5,214,733 .026 Agreed to Equity

American Capital
Holdings Inc. -
DIP Financing
(1)&(2]   Unsecured Non-Disp. 100,000   -  100%  3,846,154 .026 Agreed To Equity

American Capital
Holdings, Inc.
Proof of Claim
(1) & (2) Unsecured Non-Disp. 505,289   -  100% 19,434,227 .026 Agreed To Equity

Barney A.
Richmond  Unsecured Non-Disp.  30,000   -  100%  1,153,846 .026 Agreed To Equity

                                                                Claim paid by
Wieseneck,                                                      American Capital
Andres&Co Unsecured Non-Disp.  13,386   -  100%    514,856 .026 Agreed To Equity

                                                                Claim Paid by
                                                                Sherry Cherrix
MT Wice   Unsecured Non-Disp.   1,576   -  100%     60,603 .026 Agreed To Equity

Net Gain                                                        Claim paid by
Associates,                                                     Sherry Cherrix
Inc.      Unsecured Non-Disp.   3,000   -  100%    115,385 .026 Agreed To Equity

                                                                to be paid cash
                                                               upon confirmation
PhastNet  Unsecured Non-Disp.  1,020 1,020 100%          -      of the plan.

                                                                Claim Paid by
ADP Investor                                                    Sherry Cherrix
Commnctns Unsecured Non-Disp.  5,478    -  100%    210,699 .026 Agreed To Equity

                                                                Claim Paid by
                                                                Sherry Cherrix
Al Edison Unsecured Non-Disp.  5,713    -  100%    219,712 .026 Agreed To Equity

                           -  (continued)  -

                                Amount     Payment         Common
Name of    Type of  Disputed/    of   Cash   % of  Shares  Share
Creditor   Claim    Non-Disp.  Claim  Pmt.  Claim  Payment Price   Comments
---------- -------- -------- -------- ---- ----- --------- ----- --------------
                                                                Claim Paid by
                                                                Sherry Cherrix
AT&T      Unsecured Non-Disp.  4,752    -  100%    182,779 .026 Agreed To Equity

                                                                to be paid cash
Bell                                                           upon confirmation
South     Unsecured Non-Disp.  1,483 1,483 100%          -      of the plan.

Grant &                                                         Claim Paid by
Leatherwood,                                                    Sherry Cherrix
 P.A.     Unsecured Non-Disp.  4,242     - 100%    163,147 .026 Agreed To Equity


Internet                                                        Former President
Security                                                        Disputed
Solutions,                                                      No Proof of
 Inc.     Unsecured Disputed  64,175  0.00 Disallowed    0      Claim Filed


David and
Barbara
Panaia    Unsecured Agreed   395,640   N/A  N/A  7,500,000      Claim Settled

                                                                Claim Paid by
MeVis Technology                                                Sherry Cherrix
GmbH & Co Unsecured Non-Disp.  7,750     - 100%    298,077 .026 Agreed To Equity
                                    -------     -----------
                                     $2,503      39,093,064
Existing eCom Shareholder Schedule(See Attached) 49,955,112
                                                 ----------
New Common Shares Outstanding(Post Confirmation) 89,048,176
                                                 ==========


(1) Based on last five (5) day Trading Price per DIP Financing Agreement - ending 7/3/06
(2) All American Capital Shares to be distributed pro-rata to its shareholder base on Plan Confirmation














                            EXHIBIT "B"





                        eCom eCom.com, Inc.
                 Budget Projections For the Fiscal
                 Years Ending May 31,2007 and 2008


                                                             Total 2 year
                                 May 31,2007   May 31,2008   Budget
                                  ---------    ----------    ----------
Corporate Fiiing Fees            $     150    $      150    $      300
Transfer Agent Fees                  2,400         2,400         4,800
Insurance                              800           900         1,700
Office Expenses                      4,800         5,040         9,840
Outside Auditor Fees                17,500        18,400        35,900
Postage and Delivery                 4,000         4,200         8,200
Administrative Overhead             25,000        26,250        51,250
Trustee Fees                         2,000             -         2,000
Reserve for Contingencies            7,500         7,500        15,000
                                  ---------    ----------    ----------
                                $   64,150    $   64,840    $  128,990
                                  =========    ==========    ==========































                           ECOM ECOM.COM, INC.
                        Pro Forma Balance Sheets
                               (Unaudited)

                                     Pre-Confirmation   Post Confirmation

ASSETS Current
Assets
Cash and cash equivalents             $      150        $     129,000
Due from affiliated companies                  -                    -
Prepaid expenses                               -                    -
                                       ----------           ----------
Total Current Assets                         150              129,000

Property and Equipment, net                  110                  110

Other Assets
 Other Assets                                  -                    -
                                       ----------           ----------
   Total Other Assets                          -                    -
                                       ----------           ----------
 Total Assets                         $      260        $     129,110
                                       ==========           ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Accounts payable                     $   94,189        $           -
 Accrued expenses                         44,000                    -
 Current portion of long-term debt       685,383                    -
 Interest accrued on current portion      39,029                    -
                                       ----------           ----------
   Total Current Liabilities             862,601                    -


Notes Payable, Net of Current Portion          -                    -
                                       ----------           ----------
Total Liabilities                        862,601                    -


Stockholders' Equity
 Common stock, $.0001 par value,
 200 million shares authorized,
 49,955,112 and 86,509,714
 shares issued and outstanding             4,995                8,651
Paid-in capital                        6,569,537            7,557,332
Accumulated deficit                   (7,436,873)          (7,436,873)
                                       ----------           ----------
Total Stockholders' Deficit             (862,341)             129,110
                                       ----------           ----------
Total Liabilities and Stockholders'  $       260        $     129,110
                                       ==========           ==========

notes:
Shares outstanding post confirmation includes the preconfirmation shares of 49,955,112 plus the creditor payout shares of 31,593,064 plus new shares issued for the $129,000 post confirmation financing of 4,961,538 for a total of 86,509,714 common shares.